FREE WRITING PROSPECTUS
DATED NOVEMBER 6, 2007

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

CWMBS, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CHL Mortgage Pass-Through Trust 2007-19
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-19

This free writing prospectus updates certain information contained in the Prospectus Supplement, dated October 29, 2007 (the “Prospectus Supplement”) relating to the Mortgage Pass-Through Certificates, Series 2007-19.

The section of the Prospectus Supplement titled “Servicing of Mortgage Loans—Countrywide Home Loans” on page S-40 of the Prospectus Supplement is updated by replacing the third paragraph of that section with the following paragraph:

On October 26, 2007, Standard & Poor’s Ratings Services changed its counterparty credit rating on Countrywide Home Loans from “A/A-1” to “BBB+/A-2”, and this rating remained on CreditWatch with negative implications. On August 16, 2007, Moody’s Investors Service changed its senior debt rating assigned to Countrywide Home Loans from “A3” to “Baa3” and its short-term debt rating assigned to Countrywide Home Loans from “Prime-2” to “Prime-3”, and Moody’s Investors Service also placed such ratings under review for further downgrade. On August 16, 2007, Fitch Ratings changed its long-term issuer default rating assigned to Countrywide Home Loans from “A” to “BBB+” and its short-term issuer default rating assigned to Countrywide Home Loans from “F1” to “F2”, and on November 6, 2007, Fitch Ratings affirmed its ratings, removed its ratings from “Rating Watch Evolving” status and assigned a “Rating Outlook Negative” to its ratings.

Countrywide Securities Corporation